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                                                                   EXHIBIT 10.19



                                OEM DEVELOPMENT,
                        MANUFACTURE AND SUPPLY AGREEMENT

          THIS OEM DEVELOPMENT, MANUFACTURE AND SUPPLY AGREEMENT (the "Agreement") is made as of this 23nd day of May, 2001 (the "Effective Date"), by and between Diametrics Medical Incorporated, a Minnesota corporation having its principal place of business at 2658 Patton Road, St. Paul, Minnesota 55113 ("Diametrics") and Quantech Ltd. a Minnesota corporation, having its principal place of business at 815 Northwest Parkway, Eagan, Minnesota 55121 ("Quantech").

                                    RECITALS

        WHEREAS, Diametrics develops, manufactures (or has manufactured), sells and distributes certain point of care medical diagnostic products for measurement of electrolytes marketed as IRMA SL Blood Analysis System (the "IRMA System"), principally for use in hospital intensive and critical care units; as well as related hardware and accessories;

        WHEREAS, Quantech is developing a proprietary instrument known as the FasTraQ(TM) Hospital Emergency Department Patient Treatment Information Platform, which is intended to perform rapid blood analyses through the use of proprietary surface plasmon resonance ("SPR") biosensor technology, principally for use in hospital emergency departments;

        WHEREAS, Quantech seeks to incorporate an electrolyte panel into its FasTraQ Product using proprietary IRMA components manufactured and supplied by Diametrics; and Diametrics desires to manufacture and supply such components for use with the FasTraQ Product;

        WHEREAS, the parties desire to modify certain of the IRMA components to work with the FasTraQ Product as provided herein;

        NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and subject to the terms and conditions set forth herein below, Quantech and Diametrics agree as follows:

ARTICLE 1.  DEFINITIONS

        The following terms, when used herein with initial capital letters, shall have the following respective meanings:

        1.1 Boards. Circuit boards incorporating the IRMA Software as modified hereunder, for use in electrolyte testing and incorporated into the FasTraQ Product, the specifications for which will be mutually agreed by the parties.




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        1.2 Cards. Temperature verification cartridges for use in performing quality control checks of the Boards, the specifications for which will be mutually agreed by the parties.

        1.3 Cartridges. Single use cartridges, designed to measure sodium, potassium and chloride, to be incorporated into the FasTraQ Disposables and for use with the Board, the specifications for which will be mutually agreed by the parties.

        1.4 Commercialization Date. The earlier of (a) the shipment and invoice date of the first commercial sale by Quantech of the FasTraQ Product or (b) *.

        1.5 Component. A Board, Card, Cartridge, Connector or Fluid (collectively, "Components").

        1.6 Confidential Information. Information of any kind and form, whether technical or business, that a party hereto holds in confidence and regards as valuable, but only when treated by the parties as set forth in Section 12.2.

        1.7 Connectors. Edge type connector assemblies for use with the Cartridges and Boards and incorporated into the FasTraQ Product, the specifications for which will be mutually agreed by the parties.

        1.8 Development Program. The program for the development of the Components hereunder, as mutually agreed to by the parties, the estimated timelines, tasks and deliverables of which are set forth in Exhibit A.

        1.9 Diametrics Technology.

               (a) Any United States and foreign patents (including all reissues, extensions, substitutions, re-examinations, supplementary protection certificates and the like, and patents of addition) and/or patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) owned or controlled by Diametrics during the term of this Agreement that cover the manufacture, use or sale of any of the Components, the IRMA Software or any other Diametrics product;

               (b) any copyrightable works owned or controlled by Diametrics that are incorporated into any of the Components, the IRMA Software or any other Diametrics product; and

               (c) any and all know-how, including, without limitation, tangible materials, proprietary information and trade secrets, that is relevant to the design, manufacture or use of the Components, the IRMA Software or any other Diametrics product.


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* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.


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        1.10 FasTraQ Disposables. Single use disposable cartridges that integrate the Cartridges such that the sodium, potassium and chloride measurements may be made on the FasTraQ Product.

        1.11 FasTraQ Product. The product to be marketed as the FasTraQ(R) Hospital Emergency Department Patient Treatment Information System that is modified to include the Board, Card and Connector, and to use the FasTraQ Disposables as contemplated herein. Specifications for the FasTraQ Product will be defined by Quantech and reviewed by Diametrics.

        1.12 FasTraQ Software. That proprietary Quantech software incorporated into the FasTraQ Product. The FasTraq Software does not include the IRMA Software.

        1.13 Field. Intermittent point of care measurement of sodium, potassium and chloride in human whole blood in hospital emergency departments or in STAT or central laboratories for use in support of hospital emergency departments.

        1.14 Fluids. Calibration fluids for use in the FasTraQ Disposable, the specifications for which will be mutually agreed by the parties.

        1.15 IRMA Software. That proprietary software incorporated into the Boards, the specifications for which will be mutually agreed by the parties.

        1.16 Quantech Technology.

               (a) Any United States and foreign patents (including all reissues, extensions, substitutions, re-examinations, supplementary protection certificates and the like, and patents of addition) and/or patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) owned or controlled by Quantech during the term of this Agreement that relate to the FasTraQ Product or FasTraQ Disposables (excluding the Components and the IRMA Software);

               (b) any copyrightable works owned or controlled by Quantech that are incorporated into the FasTraQ Product or FasTraQ Disposables (excluding the Components and the IRMA Software); and

               (c) any and all know-how, including, without limitation, tangible materials, proprietary information and trade secrets, that is relevant to the design, manufacture or use of the FasTraQ Product or the FasTraQ Disposables (excluding the Components and the IRMA Software).

        1.17 Regulatory Approvals. Applications for permission and permissions or approvals from local and national governments, if required in any country or jurisdiction, to market, use, and dispose of FasTraQ Product and FasTraQ Disposables.



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ARTICLE 2.  DEVELOPMENT

        2.1 Development of Components. The parties acknowledge that certain of the Components will need to be modified as provided herein, in order to be incorporated into the FasTraQ Product. The parties covenant and agree to exercise commercially reasonable and diligent efforts to modify and develop the Components in accordance with the Development Program set forth in Exhibit A. The parties acknowledge that the timelines, tasks and deliverables set forth on Exhibit A are subject to change and agree that each party's representative under
Section 2.6 shall have the necessary authority to make such changes on behalf of such party, provided that nothing in this sentence shall relieve the parties from their obligations in the immediately preceding sentence. Quantech's development obligations under such Development Program shall include, without limitation, (i) modifying all FasTraQ hardware, and all FasTraQ and IRMA Software, as necessary to cause the Components to function properly as integrated components of FasTraQ, and (ii) incorporating the Cartridges and Fluids into a design compatible with the FasTraQ Product. Diametrics' development obligations under such Development Program shall include, without limitation, designing (i) the Connectors, (ii) manufacturing processes for all of the Components, and (iii) a revised replacement for the current IRMA microprocessor that, when available, will be integrated into the Boards.

        2.2 Development Costs. Each party shall bear its own costs incurred in connection with the performance of its development obligations under this
Article 2; provided, however, that Quantech shall pay Diametrics * for certain development activities that are set forth in Exhibit A. Payment of such amount will be as follows: * on the Effective Date, * upon completion of the design validation to specifications of the FasTraQ Product and the FasTraQ Disposables, and * upon completion of the design validation to specifications of the revised replacement for the current IRMA microprocessor that, when available, will be integrated into the Boards.

        2.3 Modification of IRMA Software.

               (a) Pursuant to the Development Program, Quantech shall provide and manage the programming resources for modifying the IRMA Software with the technical direction, support and approval of Diametrics personnel to the extent necessary to make such Software interface properly with the FasTraQ Software. Diametrics hereby grants to Quantech a limited, non-exclusive, non-transferable and non-sublicenseable license to use the source code version of the IRMA Software for the sole purpose of modifying such Software to be compatible with the FasTraQ Software. Quantech shall not disclose or provide the source code version to any person except for those persons having a need to access the IRMA Software for the purposes of modifying it as contemplated herein. In no event shall Diametrics be required to disclose to Quantech its proprietary algorithms for the IRMA Software, except as set forth in Section 2.3(c).


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* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.


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               (b) Diametrics shall reasonably assist Quantech in the
performance of its software development obligations hereunder, including, without limitation, providing to Quantech technical assistance, access to Diametrics' development tools, and office space located near Diametrics' software development personnel.

               (c) If Quantech desires to provide a longer shelf life for the Cartridges, which shelf life requires a change to the proprietary algorithms for the IRMA Software, the parties shall exercise good faith efforts to agree on terms on which Diametrics will facilitate such algorithm changes which may include, at Diametrics' option, making such changes itself or licensing Quantech the algorithms for such purposes, on terms to be mutually agreed.

        2.4 Integration of Cartridges.

               (a) Pursuant to the Development Program, Quantech shall be responsible for integrating the Cartridges into the FasTraQ Disposable to make such Cartridges function in the FasTraQ Product. The parties acknowledge that the goal of such integration shall be that the performance of the sodium, potassium and chloride analytes in the FasTraQ Product and FasTraQ Disposables shall be substantially equivalent to the published product performance claims for these parameters in the IRMA System.

               (b) In connection with the integration of the Cartridges prior to the Commercialization Date, Quantech shall purchase, and Diametrics shall manufacture and sell, the quantities of Cartridges set forth on Exhibit B. Such Cartridges will be supplied in accordance with Section 4.5 and the schedule set forth in Exhibit B, at the prices set forth in Exhibit C. Quantech shall notify Diametrics in writing at the time of placing an order hereunder whether the Cartridges and Fluids will be used as development or production parts. All Cartridges purchased under this Section 2.4(b) shall be credited against the first year minimum purchase requirements set forth in Exhibit D.

               (c) Diametrics also shall reasonably assist Quantech in the performance of its Cartridge development obligations hereunder, including, without limitation, providing to Quantech reasonable technical assistance.

        2.5 Integration of Boards.

               (a) Pursuant to the Development Program, Quantech shall be responsible for integrating the Boards, Connectors and Cards into the FasTraQ Product.

               (b) In connection with the integration of the Boards, Quantech shall purchase, and Diametrics shall manufacture and sell, the quantities of Boards, Connectors and Cards set forth on Exhibit B. Such Components will be supplied in accordance with Section 4.5 and the schedule set forth in Exhibit B, at the prices set forth in Exhibit C. Quantech shall notify Diametrics in writing at the time of placing an order hereunder whether such Components will be used as development or production parts.



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               (c) Diametrics also shall reasonably assist Quantech in the performance of its development obligations relating to the Boards, Connectors and Cards hereunder, including, without limitation, providing to Quantech reasonable technical assistance.

        2.6 Development Assistance, Meetings; Reports. To the extent necessary to permit each party to meet its development obligations hereunder, the other party promptly shall (a) respond to such party's inquiries and requests for advice, and (b) subject to the terms of this Agreement, make available to such other party its proprietary information. Within thirty (30) days after the Effective Date, each party shall appoint an individual, reasonably acceptable to the other party, to facilitate communications between the parties relating to the development of the Components, FasTraQ Product and FasTraQ Disposables and the relationship contemplated herein. The parties shall use good faith efforts to meet monthly during the first year of this Agreement and quarterly thereafter to discuss the development, manufacture and supply of the Components contemplated hereunder. In addition, each party shall use good faith efforts to provide the other party, within thirty (30) days after the end of each calendar month, a summary report of its activities under the Development Program during such calendar month, with the content of such report to be mutually agreed.

        2.7 Development of Other Custom Cartridges. If Quantech notifies Diametrics that it desires to develop, using Diametrics Technology, a custom single use analyte cartridge other than the Cartridge for commercialization in the Field, Diametrics shall, subject to the consent of any third parties that may have superior rights with respect to such development, including, without limitation, Agilent Technologies (or its assignees), enter into good faith negotiations of an agreement for the development and supply or license of such custom cartridge provided that it does not compete with Diametrics' then existing or proposed fields of application. With respect to any such request by Quantech, Diametrics may elect either to develop and supply such custom cartridge to Quantech or to license the relevant rights to Quantech for a license fee or royalty. Diametrics shall have no obligation to develop any cartridges for, or license any of the Diametrics Technology to, Quantech for any purpose other than distribution or use in the Field.

        2.8 Cross License of FasTraQ Technology to Diametrics. Quantech and Diametrics acknowledge that Diametrics may desire to utilize Quantech Technology for use in connection with IRMA System or other Diametrics products. If Diametrics notifies Quantech that it desires to so utilize the Quantech Technology, Quantech shall enter into good faith negotiations with Diametrics of an agreement for the products to be developed, manufactured and distributed by Diametrics in specific fields of application that do not compete with Quantech's then existing or proposed fields of application. With respect to any such request by Diametrics, Quantech may elect to develop the products for sale to Diametrics or license it to Diametrics for a license fee or royalty.



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ARTICLE 3.  OEM LICENSE

        3.1 OEM License to Quantech. Subject to the terms and conditions of this Agreement, Diametrics hereby grants to Quantech a non-exclusive, non-transferable license (a) to use and incorporate the Boards, Cards and Connectors into the FasTraQ Product and to market and distribute such FasTraQ Product in the Field, and (b) to incorporate the Cartridges and Fluids into the FasTraQ Disposable and to market and distribute such FasTraQ Disposable in the Field. Quantech shall not market, distribute or sell (a) the Boards, Cards or Connectors separately (except as replacement parts) or as a component of any other products; (b) the Cartridges or Fluids except as incorporated into the FasTraQ Disposable or (c) the FasTraQ Product or FasTraQ Disposables outside the Field. Quantech shall be entitled to distribute the FasTraQ Product and FasTraQ Disposables under such trademarks as it may deem appropriate.

        3.2 Sublicenses. The rights granted to Quantech under Section 3.1 may not be sublicensed, transferred or assigned to any third party except with the prior written consent of Diametrics, provided that Quantech may sublicense, transfer or assign such rights to Quantech's distribution partners for the purpose of marketing, distributing and selling the FasTraQ Product and the FasTraQ Disposables in accordance with the terms, covenants, conditions and limitations set forth in this Agreement.

        3.3 Software Licenses. Notwithstanding any other provisions of this Agreement, the parties agree that any software portion of the Components (including without limitation the IRMA Software) may be sublicensed by Quantech to its end user customers for use in the FasTraQ Product, pursuant to Quantech's customary software license terms, reasonably acceptable to Diametrics, and that such sublicense shall in no way constitute a sale of such IRMA Software.

ARTICLE 4.  COMPONENT MANUFACTURE AND SUPPLY

        4.1 Manufacture and Supply. Diametrics shall manufacture and supply the Components to Quantech in accordance with the specifications and the terms of this Agreement.

        4.2 Minimum Purchase Requirements. During each quarter of the twelve month period commencing on the Commercialization Date and during such twelve month period, Quantech shall purchase, and Diametrics shall manufacture and sell, (a) at least sixty percent (60%) of the minimum quantity of Components for the applicable quarter, and (b) one hundred percent of the aggregate minimum quantity of Components for such twelve month period, respectively, as set forth in Exhibit D. During the two subsequent twelve (12) month periods hereunder, Quantech shall purchase, and Diametrics shall manufacture and sell, a minimum quantity of Components having an aggregate purchase price equal to * of the aggregate purchase price of the actual purchases of Components during the preceding twelve (12) month period, provided, however, that in any event, the


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* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.



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minimum purchase requirement for a subsequent twelve (12) month period will be no less than * of the previous twelve (12) month's minimum purchase requirement (measured in terms of aggregate purchase price). During such subsequent twelve month periods, Quantech shall purchase, and Diametrics shall manufacture and sell, Components with an aggregate purchase price of at least * of the minimum purchase requirement for any such twelve month period in each quarter of such 12 month period, and * of the minimum purchase requirement for such twelve month period. All such purchases shall be at the pricing set forth on Exhibit C. If Quantech fails to meet any of the minimum purchase requirements established pursuant to this Agreement in any such quarter or 12 month period, Diametrics shall have the right (a) with respect to finished Components or work-in-progress, to recover from Quantech, and Quantech shall pay to Diametrics within twenty (20) days of receipt of written notice from Diametrics, cash payments equal to the total purchase price of the Components constituting such shortfall, whereupon Diametrics shall finish and deliver such Components to Quantech, and (b) with respect to any portion of such shortfall not then represented by finished Components or work-in-progress, to recover from Quantech a sum equal to fifty percent (50%) of the total purchase price of such portion of the shortfall. The foregoing rights shall be in addition to Diametrics' rights to terminate this Agreement pursuant to Section 11.2.

        4.3 Forecasts and Subsequent Purchase Orders.

               (a) With respect to the time period commencing on the Commercialization Date, at least sixty (60) days before the beginning of each calendar quarter, Quantech shall issue to Diametrics a written twelve (12) month forecast of its purchases of each of the Components, (i) the first quarter forecast of which shall be binding on both parties as a purchase and sale agreement (subject to Section 13.4), (ii) the second quarter forecast of which shall be partially binding on both parties to the extent that actual purchases and sales which the parties are required to transact during such second quarter shall not deviate from the quantities, on a Component by Component basis, forecasted for such second quarter by more than plus or minus ten percent (10%) in the case of Boards, Cards and Connectors and by more than plus or minus the following percentages in the case of Cartridges and Fluids: twenty percent (20%) for the first twelve months after the Commercialization Date and ten percent (10%) thereafter, and (iii) the last two (2) quarters of which shall be for Diametrics' planning purposes and shall be Quantech's non-binding good faith estimate of its purchases during such period. Forecasts submitted pursuant to the foregoing provisions of this Section 4.3 shall state the overall quantities of each Component to be purchased by Quantech during each calendar month. In addition, the requirements of this Section 4.3(a) shall not alter Quantech's obligation to meet the minimum purchase requirements set forth in Section 4.2. Quantech's binding forecast of purchases for the development phase prior to the Commercialization Date is set forth in Exhibit B. For planning and informational purposes only, Quantech's long-term forecasts as of the Effective Date are set forth in Exhibit E.


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* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.



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               (b) Quantech shall issue written purchase orders for the
Components at least sixty (60) days prior to the proposed shipping date. Quantech may, from time to time, issue additional purchase orders for amounts in excess of its binding forecast submitted pursuant to Section 4.3(a), but any such additional purchase orders shall be subject to Diametrics' acceptance; provided, however, that Diametrics will use commercially reasonable efforts to meet such requests.

        4.4 Allocation of Components. Diametrics will use commercially reasonable and diligent efforts to fulfill Quantech's properly forecasted orders for Components in a timely fashion. If Diametrics fails to fulfill a properly forecasted and timely placed order within thirty (30) days of the designated shipping date, which failure is not excused pursuant to Section 13.4, Quantech may, at its option, elect to (a) receive shipment of the delayed quantities, in which case the purchase price for such delayed quantities shall be discounted by five percent (5%) from the applicable purchase price, or (b) decline to receive shipment of such delayed quantities, in which case the delayed quantities shall be deducted from the binding forecast and minimum purchase requirements for the then-current quarter and the then current twelve month period. In the event of a shortage of any of components of the Components, Diametrics shall allocate available units of such Component on a pro rata basis among its other customers and Quantech. The parties hereby stipulate and agree that the remedy of specific performance is an appropriate remedy for a breach of Diametrics' obligation to allocate components on a pro rata basis in the event of such a shortage in accordance with the foregoing provision of this Section 4.4, it being acknowledged that the Components are essential to the operation of the FasTraQ Product and are unique, non-fungible goods which are not available from any source other than Diametrics.

        4.5 Purchase Order Forms. Quantech shall be entitled to use its standard purchase order for purchases of the Components hereunder. In the event of a conflict between the terms of any such purchase order and the terms of this Agreement, the terms of this Agreement shall govern. Additional or contrary terms will be subject to mutual prior written agreement.

        4.6 Delivery. All Component deliveries shall be made by Diametrics F.O.B. Diametrics' manufacturing facility. Title and risk of loss shall pass to Quantech at the time of tender by Diametrics at Diametrics' facility to the carrier designated by Quantech. Upon delivery to Quantech's designated carrier, Quantech shall assume title and risk of loss and shall be responsible to export Components from the country of manufacture. The pricing for the Components set forth in Exhibit C excludes, and Quantech shall pay, all shipping costs for the Components after delivery to the F.O.B. point.

        4.7 Process Testing.

               (a) Initially, Diametrics shall be responsible for performing a final test process on the FasTraQ Disposables after Quantech has packaged them. The final test process will test performance and determine the parameters similar to the calibration code that is used on current cartridges for the IRMA System. Diametrics will train Quantech



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personnel to perform the final test process so that it may be transitioned to
Quantech as soon as reasonably possible but no later than one year after the first commercial sale of the FasTraQ Product. Quantech and Diametrics shall coordinate the delivery of the Cartridges and Fluids to Quantech and the delivery of a sample of packaged FasTraQ Disposables back to Diametrics for execution of the final test process. After this process is performed, Diametrics will transfer to Quantech the parameters and Quantech will include these parameters with the FasTraQ Disposables prior to shipment to customers. Diametrics shall also provide a certificate of conformance to specifications for the Cartridges at the time of shipment and for the FasTraQ Disposables at the time of transfer to Quantech of the parameters.

               (b) Prior to shipment to Quantech, Diametrics shall calibrate the analog electronics and the temperature control incorporated on the Boards. Quantech is responsible for performing a verification process to assure that it has properly installed the Boards into the FasTraQ Product. Diametrics will provide this verification process to Quantech. Diametrics shall also provide a certificate of conformance to specifications for the Boards, Connectors, Cards and Fluids at the time of shipment.

        4.8 QSR. Diametrics will comply with the quality system requirements of the FDA and the EU as applicable to the manufacture and supply of the Components hereunder.

ARTICLE 5.  COMPONENT PURCHASES AND PAYMENTS

        5.1 Component Prices. The prices of the Components are set forth in Exhibit C. Diametrics represents and covenants that the prices set forth in Exhibit C are and shall be no less favorable than those offered by Diametrics to other similarly situated customers for similar products being purchased at similar volumes. The parties acknowledge and agree that, except as otherwise expressly provided herein (e.g., Section 2.2) and subject to Quantech's minimum purchase obligations under Section 4.2, the sole consideration to be received by Diametrics for the license set forth in Section 3.1 shall be embodied in purchase price of the Components supplied by Diametrics to Quantech hereunder and that no additional licensing fees or royalties shall be payable by Quantech to Diametrics hereunder.

        5.2 Terms of Payment. All payments for Components shall be due and payable within (30) days of the invoice date; provided that the parties may mutually agree in writing to other payment terms. Quantech shall make all payments by standard payment methods (e.g., electronic or wire transfer, or check) in available funds at the location designated by Diametrics from time to time. A late fee shall be paid by Quantech on any amount not received by Diametrics when due at a rate of one and one half percent (1.5%) per month on all unpaid amounts, or the maximum rate permitted by law, whichever is less. As between the parties, Quantech shall be responsible for all taxes relating to Components (except for taxes on Diametrics' net income).



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ARTICLE 6.  REGULATORY MATTERS

        6.1 Regulatory Approvals. Quantech will be responsible for obtaining all Regulatory Approvals for the FasTraQ Product and FasTraQ Disposables; provided that Diametrics will grant Quantech a right of reference to its regulatory submissions and technical files relating to the Components. Upon request from Quantech, Diametrics will provide Quantech with reasonable assistance relating to such regulatory approvals.

        6.2 Component Labeling. Quantech shall develop, and be responsible for the text and regulatory compliance of, all package labels and inserts used in connection with the FasTraQ Product and FasTraQ Disposables, including without limitation, all sales and promotional literature, subject to compliance with approved claims. Diametrics shall have the opportunity to review and comment on labeling relating to the Components. For purposes of this Agreement, the terms "label" and "labeling" shall have the meanings set forth in Sections 201(k) and 201(m) respectively of the. Federal Food, Drug and Cosmetics Act.

        6.3 Component Tracking. Diametrics and Quantech shall each maintain their own quality systems for handling complaints, failure investigations and MDR and vigilance reporting requirements as required by law. Quantech shall cooperate with Diametrics in connection with its obligations under this Section
6.3 and provide to Diametrics, on a timely basis to permit Diametrics to fulfill its regulatory obligations, the necessary reports relating to complaints and product performance issues relating to the Components. Likewise, Diametrics shall provide to Quantech, on a timely basis to permit Quantech to fulfill its regulatory obligations, reports relating to complaints and product performance issues relating to the IRMA System to the extent that such complaints or issues may be relevant to the Components. In addition, Quantech shall maintain a tracking system for the Components to enable Quantech to identify the specific FasTraQ Product in which a Board or Connector has been installed, and Quantech shall provide such information to Diametrics upon reasonable request. In addition, at least thirty (30) days prior to the Commercialization Date, the parties shall establish an appropriate notification, consultation and escalation procedure for adverse events (e.g., patient death) relating to the Components, which procedure will permit either party to take actions consistent with its own regulatory guidelines and criteria, if the parties can not mutually agree on a course of action or if the notifying party is unable to contact the appropriate senior management of the other party through the notification process within seventy-two (72) hours of its initial attempt to notify the other party. Quantech and Diametrics shall each be responsible for bearing their own costs associated with all product tracking, complaint analyses and related evaluations.

        6.4 Recalls. At least thirty (30) days prior to the Commercialization Date, the parties shall establish a mutually agreeable procedure for communicating and consulting with each other with respect to any recall issues with respect to the FasTraQ Product or FasTraQ Disposables. If either party believes that a recall of the FasTraQ Product or FasTraQ Disposables caused by any of the Components is desirable or required by law, it shall promptly notify the other party. The parties shall then discuss reasonably and in




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good faith whether such recall is appropriate or required and the manner in which any mutually agreed recall will be handled. This Section 6.4 shall not limit the obligations of either party under law with respect to recall of FasTraQ Product, FasTraQ Disposables or Components required by law or properly mandated by governmental authority. Voluntary recalls shall be conducted by mutual agreement (with such agreement not to be unreasonably withheld). The parties shall cooperate fully with each other in effecting any recall of the FasTraQ Product or FasTraQ Disposables caused by any of the Components pursuant to this Section 6.4, including communications with any customers or to the public. Diametrics shall bear the substantiated, incremental, out-of-pocket costs (e.g., employee overtime costs, the salary costs of additional employees hired to implement the recall) of any recall of the FasTraQ Product or FasTraQ Disposables to the extent caused by manufacturing defects in the Components or failure of the Components to conform to specifications. Quantech shall exercise commercially reasonable efforts to mitigate the costs associated with any recall for which Diametrics may be responsible hereunder, taking into account the need to maintain Quantech's good will and reputation for service excellence.

ARTICLE 7.  COMPONENT WARRANTY

        7.1 Component Warranty. Diametrics warrants the Components to Quantech at the time of their shipment by Diametrics to Quantech in accordance with the applicable warranty set forth in Exhibit F. If a Component does not meet the applicable warranty, Diametrics shall promptly, at Diametrics' option, replace, repair or make a purchase price (as was paid by Quantech to Diametrics) refund for any of such Components which are non-conforming, provided that written notice and reasonable documented evidence of each warranty claim and the fact that the failure occurred during the warranty period is received by Diametrics within thirty (30) days after the expiration thereof. Diametrics shall have the right to verify such non-conformance. Such replacement, repair or refund shall be Quantech's sole remedy hereunder. Unless otherwise agreed by the parties, the warranty period under this Section 7.1 for (a) any Cartridge shall be a mutually agreed shelf life, but not less than twelve (12) weeks from shipment to Quantech; and (b) any Board, Card or Connector shall expire on the date fifteen
(15) months after the date of shipment of such Component to Quantech. Diametrics shall exercise commercially reasonable efforts to achieve up to a twenty (20) week shelf life warranty for the Cartridges within one (1) year of the Effective Date, and shall issue quarterly reports to Quantech concerning Diametrics' progress with respect to such endeavor. The IRMA Software is provided to Quantech hereunder on an AS IS basis, without warranties of any kind. If requested by Diametrics, Quantech shall return the non-conforming Component(s) to Diametrics at the time of submission of the warranty claim therefor.

        7.2 Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 7.1 and 8.1, Diametrics MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

        7.3 Customer Warranties. Quantech shall be entitled to warrant the Components to its customers on terms it deems appropriate; provided that Quantech shall bear any expenses it may incur with respect to such warranties, to the extent that such warranties exceed the scope or term of the express warranties made by Diametrics hereunder.

        7.4 Warranty and Repair Service. Diametrics shall provide warranty and out of warranty repair service for the Components on the terms set forth in Exhibit F, which terms shall be substantially the same as those offered to other similarly situated customers for similar products.

ARTICLE 8:  REPRESENTATIONS AND WARRANTIES

        8.1 Representations and Warranties. Each party represents and warrants that: (a) it is a company duly organized, validly existing and in good standing under the laws of Minnesota; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of such party, do not violate its Articles of Incorporation or By-laws or applicable law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound, including in the case of Diametrics, that certain Distribution Agreement by and between Diametrics and Agilent Technologies, dated as of June 6, 1999; and (c) it will not enter into an agreement that is inconsistent with the performance of its obligations hereunder.

ARTICLE 9:  INTELLECTUAL PROPERTY

        9.1 Ownership of Pre-Existing Intellectual Property. Each party shall retain all rights to any technology existing on the Effective Date or developed or acquired by such party outside the scope of this Agreement.

        9.2 Ownership of Diametrics Technology. Except as provided in Section 9.5, the Diametrics Technology and any and all inventions made, conceived or acquired by Diametrics during the course of its performance hereunder, and all intellectual property related thereto, shall be the exclusive property of Diametrics. Diametrics shall pay all expenses relating to the securing and maintaining of appropriate intellectual property protection with respect to such inventions.

        9.3 Ownership of Quantech Technology. Except as provided in Section 9.5, the Quantech Technology and any and all inventions made, conceived or acquired by Quantech during the course of its performance hereunder, and all intellectual property related thereto, shall be the exclusive property of Quantech. Quantech shall pay all expenses relating to the securing and maintaining of appropriate intellectual property protection with respect to such inventions.

        9.4 Ownership of Joint Technology. Except as provided in Section 9.5, in the event that personnel of Diametrics and Quantech jointly participate in an invention, such invention, and the intellectual property related thereto shall be owned jointly by the parties. Determination of inventorship shall be made in accordance with U.S. patent laws. The parties shall jointly share in the expenses of obtaining intellectual property protection of any joint invention.

        9.5 Ownership of Technology Relating to Components, IRMA Software, FasTraQ Product and FasTraQ Disposables. Sections 9.2 through 9.4 notwithstanding, (i) any and all inventions made, conceived or acquired by Quantech during the course of its performance hereunder, or jointly by Quantech and Diametrics during the course of their performance hereunder, shall be the exclusive property of Diametrics to the extent that such inventions relate to the Components or the IRMA Software, including without limitation any software or hardware improvements to the Diametrics Technology, and (ii) any and all inventions made, conceived or acquired by Diametrics during the course of its performance hereunder, or jointly by Diametrics and Quantech during the course of their performance hereunder, shall be the exclusive property of Quantech to the extent that such inventions relate to FasTraQ Product and FasTraQ Disposables (excluding the Components and IRMA Software), including without limitation any software or hardware improvements to the Quantech Technology. The party owning any invention described in this Section 9.5 shall pay all expenses relating to the securing and maintaining of appropriate intellectual property protection with respect to such invention.

        9.6 Sales of Components. Quantech agrees that Diametrics may market, distribute or sell any of the Components to any customer other than Quantech. The parties agree, however, to develop and implement a method to prevent another party from developing a disposable, utilizing the Cartridge, that can be used in the FasTraQ Product.

        9.7 Further Actions. Each party agrees to cooperate reasonably and in good faith to protect and preserve the other party's intellectual property rights and to take whatever steps are reasonably necessary, including, without limitation, execution of assignments, to secure and enforce such rights on the behalf of the other party.

ARTICLE 10:  INDEMNIFICATION

        10.1 Indemnification by Diametrics. Diametrics shall defend, indemnify and hold Quantech harmless from liability to the extent it is based upon a third party claim that any of the Components, in the form supplied by Diametrics to Quantech and used as intended by Diametrics (excluding the IRMA Software as modified by Quantech hereunder), infringes any patent or other intellectual property right of any third party. In the event that a Component is held to so infringe any patent or other intellectual property right of any third party, Diametrics shall either (i) obtain for Quantech a license to such right, (ii) modify such Component so that it no longer infringes, or (iii) replace such Component with a non-infringing Component that performs the same functions as the infringing Component, or, if Diametrics is unable to effect any of the foregoing remedies, Diametrics shall refund to Quantech the relevant purchase price actually paid by Quantech for such Component. This Section 10.1 states Diametrics' entire liability for infringement of intellectual property rights and is in lieu of all other warranties, express or implied. Quantech shall cease distribution of any Component in any country in which Diametrics reasonably requests Quantech to do so due to a challenge in that country based upon the patent rights of a third party with respect to such Component (provided that if Diametrics is selling the same Component in such country, such request shall be deemed to be reasonable if Diametrics also ceases distribution of such Component in such country and the then applicable minimum purchase requirements under this Agreement shall be adjusted accordingly). Diametrics shall have no obligation under this Section 10.1 if and to the extent that such claim arises from, (i) modification of a Component other than by Diametrics or as expressly authorized by Diametrics or (ii) combination of a Component with components other than those supplied by Diametrics, and the alleged infringement or misappropriation relates to such compliance, modification or combination. Diametrics shall not have any obligation with respect to a claim if it has provided Quantech with changes that would have avoided the problem and the changes are not fully implemented (at Diametrics' cost) within a reasonable time frame, provided that the changes do not materially adversely affect functionality or performance and that Quantech is notified of the problem the changes avoid.

        10.2 Indemnification by Quantech. Quantech shall defend, indemnify and hold Diametrics harmless from liability to the extent it is based upon a third party claim that (a) results from the sale or other distribution of FasTraQ Product and FasTraQ Disposables by Quantech (other than claims covered by Section 10.1); (b) results from any representation made or warranty given by Quantech with respect to the FasTraQ Product and FasTraQ Disposables (other than the warranty provided in Section 7.1), or (c) results from any action or omission of its distributors with respect to the Components or this Agreement. In addition, Quantech shall defend, indemnify and hold Diametrics harmless from liability to the extent it is based upon a third party claim that the FasTraQ Product, FasTraQ Disposables, or the modifications to IRMA Software (excluding the Components in the form supplied by Diametrics to Quantech and used as intended by Diametrics) infringe any patent or other intellectual property right of any third party.

        10.3 Indemnification Procedures. The party seeking indemnification under this Article 10 shall promptly notify the other party (the "indemnifying party") in writing of the pendency of such claim within fifteen (15) days of becoming aware of such claim, shall thereafter reasonably cooperate with the indemnifying party in the defense of such claim, but at the expense of indemnifying party, and shall permit the indemnifying party to assume control over the defense and/or settlement of such claim.

ARTICLE 11.  TERM AND TERMINATION

        11.1 Term. This Agreement shall become effective upon the Effective Date hereof and, unless terminated earlier pursuant to this Article 11, shall expire on the third anniversary of the Commercialization Date (the "Term").

        11.2 Termination. Subject to the terms of Sections 11.3 and 11.4 below, this Agreement and all rights granted hereunder may be terminated by either party (i) in the event of a material default by the other party of a material obligation hereunder to which such party was entitled, including, without limitation, failure to meet the minimum purchase requirements in accordance with this Agreement for two (2) consecutive quarters or any twelve month period, failure to pay any material moneys due from one party to the other party (including failure to pay moneys due under Section 4.2 but excepting amounts as to which there is a legitimate dispute), and failure to deliver Components in accordance with the conforming purchase orders as provided herein (excepting purchase orders as to which there is a legitimate dispute), upon written notice to the defaulting party, which termination shall be effective ninety (90) days (except that with respect to any payment amount that is not subject to a good faith dispute, termination shall be effective if such amount is not paid within ten (10) days of notice thereof given after the payment due date) after such notice of default is given, unless the default shall be cured by the defaulting party within such ninety (90) day period, or (ii) if the other party is unable to pay its debts generally as they come due, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, has a receiver or custodian appointed for such other party, is declared bankrupt, files or has filed against it a petition of any type as to its bankruptcy (which petition, if involuntary, is not dismissed within sixty (60) days) or ceases to function as a going concern.

        11.3 Effect of Termination or Expiration. Termination or expiration of this Agreement for any reason shall be without prejudice to Diametrics' right to receive all payments accrued and unpaid on the effective date of termination and shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination. In addition, Quantech shall pay Diametrics for all inventory, work-in-progress and any other non-cancelable commitments for the Components reasonably ordered in reliance on Quantech's quarterly and annual purchase obligations, the first three quarters of a twelve month forecast for Boards and Connectors, the first two quarters of a twelve month forecast for all other Components, and orders under Sections 4.2 and 4.3(a), and other purchases or commitments mutually agreed to in writing by both parties. Upon receipt of such payment, Diametrics shall deliver to Quantech the inventory, work-in-progress, and other goods covered by non-cancelable commitments made by Diametrics, for which payment was made. Except as expressly provided herein, all of the parties' rights and remedies hereunder are cumulative and non-exclusive.

        11.4 Surviving Obligations. No termination or expiration of this Agreement shall affect or discharge any obligations, rights, disclaimers, conditions or limitations of either party that arose prior to the effective date of such termination. In addition, Sections 5.2, 6.3, 6.4, 7.1, 7.2, 7.3, 11.3 and 11.4 and Articles 9 (Intellectual Property), 10 (Indemnification), 12 (Confidentiality) and 13 (Miscellaneous) and any Sections necessary to give effect to this Section 11.4 shall survive any termination or expiration of this Agreement.

ARTICLE 12:  CONFIDENTIALITY

        12.1 Non-Use and Non-Disclosure. Each party acknowledges and agrees that all the other party's Confidential Information is confidential and proprietary to such other party. Each party shall not use or disclose to any third party the other party's Confidential Information without the other party's prior written consent for any purpose other than as permitted or required hereunder. Each party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, or consultants of the other party's Confidential Information as it applies to the protection of its own Confidential Information.

        12.2 Marking. To be entitled to protection as Confidential Information, all Diametrics or Quantech documents containing that party's Confidential Information shall be appropriately and clearly marked as "Proprietary," "Secret," "Confidential," or other words to similar effect. If disclosure of information is made orally, as in a meeting, such information shall be presumed to be Confidential Information and such information shall not be used or disclosed by the receiving party without the other party's written permission.

        12.3 Exclusions. Information shall not be considered Confidential Information hereunder if it:

               (a) was already in the possession of the receiving party prior to its receipt from the disclosing party, as shown by the receiving party's books and records;

               (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving party; provided, however, that information shall not be deemed to have entered the public domain by reason of its having been filed with any regulatory authority;

               (c) is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing party with respect to it; or

               (d) is required to be revealed pursuant to law, provided, however, the receiving party which is under any such requirement of law shall give reasonable notice to the disclosing party of such requirement and shall cooperate with the disclosing party, at the disclosing party's expense in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

        12.4 Duration; Surviving Obligation. Each party's obligations of non-use and non-disclosure of the other party's Confidential Information shall apply during the term of this Agreement and survive after its termination for any reason.

        12.5 Confidentiality of this Agreement. The terms of this Agreement itself shall be deemed to be Confidential Information hereunder. In the event that a party is required to disclose the content of this Agreement pursuant SEC requirements, such party shall use its reasonable efforts to obtain confidential treatment of at least the following portions of the Agreement: (i) financial terms (such as all dollar amounts and price terms), (ii) quantities (such as minimum purchase requirements) and (iii) time periods (such as times relating to term).

ARTICLE 13.  MISCELLANEOUS

        13.1 Compliance with Laws. The parties agree to comply with all applicable statutes, laws, ordinances, rules and regulations relating to their respective obligations hereunder, including without limitation, the Foreign Corrupt Practices Act and export control laws.

        13.2 Disclaimer of Consequential Damages. EXCEPT AS OTHERWISE PROVIDED BELOW, AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES. THE LIMITATIONS IN THIS SECTION 13.2 SHALL NOT APPLY TO BREACHES OF ARTICLE 11 (CONFIDENTIALITY).

        13.3 Status. No agency, partnership or joint venture is hereby established. Neither Diametrics nor Quantech shall enter into, or incur, or hold itself out to third parties as having authority to enter into or to incur on behalf of any other party any contractual obligations, expenses or liabilities whatsoever.

        13.4 Excused Delay. The untimely performance of any obligations arising hereunder by any party will be excused, and such delay of performance shall not constitute breach, or grounds for termination or prejudice of any rights hereunder, if the delay of performance is a result of circumstances or occurrences beyond the reasonable control of the party whose performance is excused hereunder ("Force Majeure"), provided that such party (i) shall immediately notify the other of any such anticipated delay and its expected duration and (ii) shall immediately resume performance after the cause of delay is removed, and (iii) shall during such delay be reasonably diligent in avoiding further delay. Without limiting the generality of circumstances or occurrences beyond the reasonable control of a party, examples of such circumstances or occurrences are strikes, shortages of power, materials or transportation, acts of government or of God, sabotage or insurrection. Notwithstanding the above, any actual and material delay greater than one hundred eighty (180) days (or any material delay which is reasonably expected to exceed two hundred seventy (270)
days) shall be grounds for termination (without cause or penalty) by the other party.

        13.5 Notices. All notices, reports or demands to be given by either party to the other under the provision of this Agreement shall be forwarded, charges prepaid, by express mail or reputable overnight courier service, or may be transmitted by facsimile, properly addressed to the respective parties as follows:

        If to Quantech:

               Quantech Ltd.
               815 Northwest Parkway
               Eagan, Minnesota 55121
               Attention:  Chief Executive Officer

        With copies to:

               Burke, Warren, MacKay & Serritella, P.C.
               Attorneys at Law
               22nd Floor IBM Plaza
               330 North Wabash Avenue
               Chicago, Illinois  60611-3607
               Attention:  Jeffrey D. Warren, Esq.

        If to Diametrics:

               Diametrics Medical Incorporated
               2658 Patton Road
               St. Paul, Minnesota 55113
               Attention:  Chairman of the Board and CEO

        With copies to:

               Dorsey & Whitney LLP
               220 South Sixth Street
               Minneapolis, MN  55402
               Attention:  Kenneth L. Cutler, Esq.

or to such address or addresses the parties hereto may designate for such purposes during the term hereof. Notices given hereunder if actually received shall be deemed given upon the tenth day after mailing and on the day after dispatch if given by facsimile transmission.

        13.6 Binding Effect and Assignment. During the term of this Agreement, the rights of either party under this Agreement shall not be assigned nor shall the performance of either party's duties hereunder be delegated, without the other party's written consent (which shall not be unreasonably withheld) except that, without the other party's consent, either party may assign this Agreement in connection with a merger, consolidation, reorganization or sale of (i) substantially all of its assets or (ii) those assets that are related to the subject matter of this Agreement; provided the surviving or purchasing entity in such transaction agrees to assume and be bound by such party's obligations hereunder following such transaction.

        13.7 Dispute Resolution.

               (a) For any dispute or claim arising out of or relating to this Agreement, of breach hereof, the parties, prior to filing any action as provided herein, shall in good faith first negotiate towards a written resolution of such dispute or claim for a period not to exceed twenty (20) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by managers of each party who have full authorization to finally resolve any such dispute or claim.

               (b) Notwithstanding Section 13.7(a), each party expressly reserves the right to seek immediate judicial relief from a court of competent jurisdiction if the other party is or appears to be in violation of such other party's obligations of non-use and non-disclosure under Article 11 above, including, without limitation, any injunction or other preliminary relief.

               (c) All actions arising as a result or consequence of this Agreement shall be instituted and litigated only in courts having their situs in the City of Minneapolis, Minnesota, and the parties hereby consent to the exclusive jurisdiction and venue of any state or federal court having its situs in said city, and waive any objection based on forum non conveniens.

        13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, excluding its choice of law rules.

        13.9 Severability. If any provision or provisions of this Agreement shall be determined to be unenforceable, then the parties shall in good faith negotiate for a substitute provision addressing the same subject matter as the unenforceable provision(s) as may then be considered to be enforceable, provided, however, if no substitute provision can be formulated which shall be accepted by the parties as enforceable, this Agreement shall nonetheless continue in full force and effect with the unenforceable provision(s) stricken here from. In such case the applicable law shall apply with regard to unenforceable and / or void provisions.

        13.10 Headings. The Article headings set forth in this Agreement are intended only as a convenience and shall not be given any effect to interpret the provisions of this Agreement.

        13.11 Waiver. The failure of delay of either party to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or of the right thereafter to enforce each and every provision. No waiver by either party to this Agreement, either express or implied, of any breach of any term, condition, or obligation of this Agreement, shall be construed as a waiver of any subsequent term, condition, or obligation of this Agreement. Nor shall the performance of any act of mitigation, such as allocation of Components, or adjustment of milestones be deemed a waiver of any prior or subsequent breach of this Agreement. In the event of a breach of any provision of this Agreement, the facts and circumstances of said breach shall be considered in determining whether said breach and provision are material. No waiver shall be effective unless it is made in writing, executed by both parties, and refers expressly to this section.

        13.12 Dollar Denomination. Unless otherwise specified all amounts stated in this Agreement as payable in U.S. Dollars shall not be subject to currency exchange adjustments.

        13.13 Entire Agreement and Modification. This Agreement, including all Exhibits hereto, sets forth the entire agreement between parties with respect to the subject matter hereof and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto and shall take precedence over all terms, conditions and provisions on any purchase order form, or order acknowledgment, or order release purporting to address the same subject matter. This Agreement shall not be released, discharged, changed or modified in any manner except by a writing signed by the duly authorized officers of each party hereto, which writing shall make specific reference to this Agreement and shall express the plan or intention to modify same.

        13.14 Authority. Each of the signatories below expressly represents that he has the authority to sign this Agreement on behalf of his company and to bind his company to all of the terms and conditions of this Agreement.

        13.15 Publicity. Neither party hereto shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, Quantech's or Diametrics' customers or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party hereto, not to be unreasonably withheld, or as provided in Sections 12.3(d ) and 12.5.

        IN WITNESS WHEREOF, Quantech and Diametrics have executed this Agreement by their respective duly authorized officers or representatives as of the day first above written.

Diametrics MEDICAL INCORPORATEDQuantech LTD.


By:                                            By:
    ------------------------------------            -----------------------------------

Title:                                         Title:
       ---------------------------------              ---------------------------------

Date:                                          Date:
      ----------------------------------              ---------------------------------

Schedule of Exhibits:



Exhibit A:     Development Program
Exhibit B:     Initial Forecast
Exhibit C:     Prices
Exhibit D:     Minimum Annual Purchases
Exhibit E:     Long-Term Forecasts
Exhibit F:     Product Warranty and Repair Services

------------------------------------------------------------------------------------------------------------------------------------
                                                          EXHIBIT A: DEVELOPMENT PROGRAM
------------------------------------------------------------------------------------------------------------------------------------
                                                               *
ID     Task Name                           Resource Names
--     ---------                           --------------

1      Agreement of Heads                  Case, Giddlings     [Graphical depiction of the start and completion dates for the listed
------ ----------------------------------- ------------------- tasks. A request for confidential treatment with respect to such
2      Form Project Team                   Q,DMI               information has been filed with the SEC, and the information has
------ ----------------------------------- ------------------- been omitted pursuant thereto.]
3      PDR                                 Q,DMI
------ ----------------------------------- -------------------
4      Order * Board Sets                  Q
------ ----------------------------------- -------------------
5      Final Agreement                     Q,DMI
------ ----------------------------------- -------------------
6      Deliver * Board Sets                DMI
------ ----------------------------------- -------------------
7      Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
8      Select New CPU                      DMI
------ ----------------------------------- -------------------
9      Design/Layout New CPU Board         DMI
------ ----------------------------------- -------------------
10     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
11     Molded Cartridge                    Q
------ ----------------------------------- -------------------
12     Purchase * IRMA's                   Q
------ ----------------------------------- -------------------
13     Redesign Connector                  Q,DMI
------ ----------------------------------- -------------------
14     Obtain modified connector           Q
------ ----------------------------------- -------------------
15     Design SW Interface                 Q,DMI
------ ----------------------------------- -------------------
16     Modify SW                           Q
------ ----------------------------------- -------------------
17     Layout for FasTraQ                  Q
------ ----------------------------------- -------------------
18     Design CHU                          Q
------ ----------------------------------- -------------------
19     Build * CHU's                       Q
------ ----------------------------------- -------------------
20     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
21     Instruments Assembled (*)           Q,Oak River
------ ----------------------------------- -------------------
22     Instrument Functional               Q
------ ----------------------------------- -------------------
23     Deliver * Board Sets                DMI
------ ----------------------------------- -------------------
24     Build * Instruments                 Oak River
------ ----------------------------------- -------------------
25     Order Old CPUs for 2002             DMI
------ ----------------------------------- -------------------
26     Forecast 1&2Q 2002                  Q
------ ----------------------------------- -------------------
27     Install FasTraQ at DMI              Q
------ ----------------------------------- -------------------
28     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
29     Hard Molded Cartridges              Q
------ ----------------------------------- -------------------
30     Verify New Board                    DMI,Q
------ ----------------------------------- -------------------

--------------------------------------------------------------------------------
                                     Page 1
--------------------------------------------------------------------------------

----------
* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

------------------------------------------------------------------------------------------------------------------------------------
                                                          EXHIBIT A: DEVELOPMENT PROGRAM
------------------------------------------------------------------------------------------------------------------------------------
                                                               *
ID     Task Name                           Resource Names

31     Deliver * E3 Cart                   DMI                 [Graphical depiction of the start and completion dates for the listed
------ ----------------------------------- ------------------- tasks. A request for confidential treatment with respect to such
32     Validate System                     Q                   information has been filed with the SEC, and the information has
------ ----------------------------------- ------------------- been omitted pursuant thereto.]
33     2nd Development Milestone Payment   Q
------ ----------------------------------- -------------------
34     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
35     Complete QSR                        DMI
------ ----------------------------------- -------------------
36     Submit 510(k)                       Q
------ ----------------------------------- -------------------
37     Validate New CPU Board              DMI,Q
------ ----------------------------------- -------------------
38     Deliver New CPU Board               DMI
------ ----------------------------------- -------------------
39     Final Development Milestone         Q
       Payment
------ ----------------------------------- -------------------
40     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
41     Product Launch (ACEP)               Q
------ ----------------------------------- -------------------
42     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
43     Deliver * Board Sets                DMI
------ ----------------------------------- -------------------
44     Build * Instruments                 Oak River
------ ----------------------------------- -------------------
45     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
46     Marketing Evaluation                Q
------ ----------------------------------- -------------------
47     Deliver * Board Sets                DMI
------ ----------------------------------- -------------------
48     Build * Instruments                 Oak River
------ ----------------------------------- -------------------
49     FDA Clearance                       Q
------ ----------------------------------- -------------------
50     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
51     Product Availability                Q
------ ----------------------------------- -------------------
52     Opinion Leader Evaluations          Q
------ ----------------------------------- -------------------
53     Deliver * E3 Cart                   DMI
------ ----------------------------------- -------------------
54     Deliver * board sets                DMI
------ ----------------------------------- -------------------
55     Full Commercialization              Q
------ ----------------------------------- -------------------

                                     Page 2
--------------------------------------------------------------------------------

----------
* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

                                    Exhibit B
                     Initial Forecast for Development Period

Boards, Connectors and Cards

------------------- -----------------------------------------------
Quantity            Date Needed
------------------- -----------------------------------------------

------------------- -----------------------------------------------
*                   2nd Quarter 2001
------------------- -----------------------------------------------
*                   3rd Quarter 2001
------------------- -----------------------------------------------
*                   4th Quarter 2001
------------------- -----------------------------------------------
*                   1st Quarter 2002
------------------- -----------------------------------------------

Delivery of any specific order shall be within 45 days of the shipment dates designated in that order.

Cartridges (Fluids shall be purchased in quantities appropriate for number of Cartridges purchased.)

------------------- -----------------------------------------------
Quantity**           Date Needed
------------------- -----------------------------------------------
*                    May 2001
------------------- -----------------------------------------------
*                    June 2001
------------------- -----------------------------------------------
*                    July 2001
------------------- -----------------------------------------------
*                    August 2001
------------------- -----------------------------------------------
*                    September 2001
------------------- -----------------------------------------------
*                    October 2001
------------------- -----------------------------------------------
*                    November 2001
------------------- -----------------------------------------------
*                    December 2001
------------------- -----------------------------------------------
*                    January 2002
------------------- -----------------------------------------------
*                    February 2002
------------------- -----------------------------------------------
*                    March 2002
------------------- -----------------------------------------------

----------
* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

                                    Exhibit C
                                     Prices
Prices for Cartridges

The pricing for the Cartridges will be established at the beginning of an applicable 12 month period (with the first 12 month period commencing on the Commercialization Date) based on Quantech's initial forecast for such 12 month period. If, after six months of such 12 month period, Quantech's actual purchases during such 12 month period exceed or are substantially less than the forecasted amount, Diametrics shall be entitled to apply a revised price on a retroactive and prospective basis. At the end of the 12 month period, Diametrics shall calculate the applicable pricing based on actual purchases during the period, and shall either invoice or credit Quantech for the difference between the amount actually paid and the amount payable during such period.

     ------------------------------ ----------------------
             Annual Volume                Price per
                                          Cartridge
     ------------------------------ ----------------------
              < 1 million           *
     ------------------------------ ----------------------
              1-3 million                     *
     ------------------------------ ----------------------
              3-5 million                     *
     ------------------------------ ----------------------
             5-10 million                     *
     ------------------------------ ----------------------
            10-15 million                     *
     ------------------------------ ----------------------


Price of Boards, Connectors and Cards

        * per unit.  A unit is defined as a Board, a Connector and a Card.

Price of Fluid

     ------------------------------ ----------------------
                4 liters                      *
     ------------------------------ ----------------------
                8 liters                      *
     ------------------------------ ----------------------
               20 liters                      *
     ------------------------------ ----------------------

All of the above prices shall be subject to increase on each of the first and second anniversaries of the Commercialization Date, by an amount not to exceed any percentage increase in the U.S. Medical Care Component of the Consumer Price Index over the applicable period.


----------
* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

                                    Exhibit D
                                Minimum Purchases


Minimum Purchases for the 12 month period following Commercialization Date (the earlier of the date of the first commercial sale of the FasTraQ Products or *):

Cartridges

               1st 12 Months        *
                      Q1            *
                      Q2            *
                      Q3            *
                      Q4            *

Boards, Connectors and Cards

A unit is defined as a Board, a Connector and a Card.

               1st 12 Months        *
                      Q1            *
                      Q2            *
                      Q3            *
                      Q4            *

Minimum annual purchases for subsequent 12 month periods hereunder shall be determined in accordance with Section 4.2 of the Agreement. Quantech will make reasonable efforts to order Components in a manner that will provide Diametrics an orderly production flow and ramp during the calendar quarters within 12 month periods.


----------
* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

                                    Exhibit E
                               Long Term Forecasts



Quantech Cartridge Forecast


        2nd 12 months after              *
        Commercialization Date

        3rd 12 months                    *

Quantech Boards, Connectors and Cards Forecast

* units during 2nd 12 months after Commercialization Date.
* units during 3rd 12 months.

A unit is defined as a Board, a Connector and a Card.


----------
* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

                                    Exhibit F

                      WARRANTY AND OUT OF WARRANTY SERVICE
                              TERMS AND CONDITIONS


1.      WARRANTY

Diametrics warrants that each Component will be free from defects in material and workmanship under normal use and service and will perform within established performance specifications for the periods set forth in Section 7.1 of the Agreement. Diametrics will at its cost repair, replace or refund Quantech in accordance with Section 7.1 of the Agreement for those Components that do not meet performance specifications, provided that such Component was used and serviced in accordance with Diametrics' instructions, and inspection by Diametrics verifies that the Component is not functioning within performance specifications. Service shall be considered complete when Diametrics demonstrates, by an appropriate test procedure, that the Component is operating in accordance with its performance specifications. If service performed is not satisfactory, service will be repeated until satisfactory Component performance per specifications is achieved. Diametrics will provide to Quantech a copy of a Service Report detailing the work performed by Diametrics. Diametrics shall be released from all warranty obligations under this Agreement in the event repairs or modifications are made to Components by persons other than its own service personnel, unless such repairs by others are made with the written consent of Diametrics.


2.      EXCLUSIONS

Component malfunctions resulting from operating conditions other than as recommended by Diametrics are excluded from this Agreement. In addition, malfunctions resulting from the following are excluded:

        a) Damage caused by customer misuse or abuse or operation outside of conditions prescribed by the Component's user instructions.

        b) Acts of God including flood, earthquake, tornado, hurricanes, and other natural or man made disasters,

        c)      Acts of war, vandalism, sabotage, arson and civil commotion;

        d)      Electrical surge and sprinkler damage.

Service made by Diametrics to correct Component malfunctions resulting from causes excluded as provided above shall be invoiced by Diametrics to Quantech at Out of Warranty Repair Service rates.


3.      COMPONENTS RETROFIT

Diametrics may make changes in the design or construction of Diametrics' Components without incurring any obligation hereunder to make such changes to the customer's Components covered by this Agreement. However, Quantech shall allow Diametrics, at Diametrics' option and expense, to retrofit Components or make design changes which improve Components reliability, but that do not adversely affect Components performance characteristics.

4.      OUT OF WARRANTY REPAIR SERVICE

Diametrics shall provide out of warranty repair service for Components that are not covered under warranty at the expense of Quantech. Prices for such service are per the following table and are subject to change upon 90 days written notice.

                          Out of Warranty Repair Prices

Part Number    Item Description                           Unit Price
-----------    ----------------                           ----------
465400         Temp Test Card                             *

465100         Edge Connector Assembly (External)         *

465500         Edge Connector Flex Assembly (Internal)    *

424900         CPU Microprocessor Module                  *

446900         PCB Assembly CPU                           *

410701         IR Probe Thermocouple Assembly             *

501800         Clip, Cardio                               *

416900         PCB, Assembly                              *

422001         Lithium Battery                            *


Labor Rates:

Out of Warranty Labor Rates are * per hour with a minimum charge of one hour.






--------
* Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.